EXHIBIT 99.1

Company Contact: Gregg Bodnar Chief Financial Officer (630)410-4633

Investors/Media Contacts: ICR, Inc. Allison Malkin/Alecia Pulman (203) 682-8225/(203) 682-8224
ULTA BEAUTY ANNOUNCES SECOND QUARTER 2011 RESULTS
Second Quarter Total Sales Increase 22.6%
Second Quarter Comparable Store Sales Increase 11.3%
Second Quarter Diluted EPS Increased 72.7% to $0.38
     Bolingbrook, IL — September 8, 2011 — Ulta Beauty [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended July 30, 2011, which compares to the same period ended July 31, 2010.
For the Second Quarter:
•	Net sales increased 22.6% to $394.6 million from $321.8 million in the second quarter of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.3% compared to an increase of 10.8% in the second quarter of fiscal 2010;

•	Gross profit increased 170 basis points to 34.0% from 32.3% in the second quarter fiscal 2010;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 180 basis points compared to the second quarter in fiscal 2010. Second quarter fiscal 2010 included a $2.8 million non-recurring compensation charge.

•	Pre-opening expense increased $2.0 million compared to the second quarter in fiscal 2010 due to the accelerated new store opening program which included 21 new stores and 15 remodels in second quarter fiscal 2011 compared to 10 new stores, 1 relocation and 3 remodels in second quarter fiscal 2010.

•	Operating income increased 78.2% to $39.7 million, or 10.1% of net sales, compared to $22.3 million, or 6.9% of net sales, in the second quarter of fiscal 2010;

•	Net income increased 83.0% to $23.9 million compared to $13.1 million in the second quarter of fiscal 2010;

•	Income per diluted share increased to $0.38 compared to $0.22 in the second quarter of fiscal 2010.
“We are pleased with our strong momentum and better-than-expected second quarter results, which we believe demonstrates Ulta’s increasing authority in beauty.” stated Chuck Rubin, President and Chief Executive Officer of Ulta. “Our impressive performance included a 22.6% increase in net sales, an 11.3% comparable store sales increase and an increase in income per diluted share of 72.7%. During the quarter we drove increased sales productivity and expanded merchandise margins as we integrated new product trends with traffic generating events communicated through our multi-channel marketing strategy. Our new store expansion continued positively and we maintained our double digit percentage growth online. We remain optimistic about our business as we begin the third quarter and while the economic environment has seen increased volatility, we believe the continued execution of our strategies coupled with the advantages of our business model have us poised to continue to profitably grow market share. Specifically, we offer an affordable and fun beauty experience, a trend right product and service offering, exciting marketing that drives repeat purchases and a highly engaged team focused on providing fabulous customer service. We continue to expect fiscal 2011 to represent significant progress toward our long term goals.”
For the First Six Months:
•	Net sales increased 21.6% to $780.6 million from $642.0 million in the first six months of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.2% compared to an increase of 10.8% in the first six months of fiscal 2010;

•	Gross profit increased 200 basis points to 34.5% from 32.5% in the first six months fiscal 2010;

•	SG&A expense as a percentage of net sales decreased 120 basis points compared to the first six months in fiscal 2010. The first six months of fiscal 2010 included a $2.8 million non-recurring compensation charge.

•	Pre-opening expense increased $2.8 million compared to the first six months of fiscal 2010 due to the accelerated new store opening program which included 26 new stores, 1 relocation and 17 remodels in the first six months fiscal 2011 compared to 12 new stores, 2 relocations and 3 remodel stores in the first six months fiscal 2010.

•	Operating income increased 72.7% to $78.7 million, or 10.1% of net sales, compared to $45.6 million, or 7.1% of net sales, in the first six months of fiscal 2010;

•	Net income increased 76.6% to $47.2 million compared to $26.7 million in the first six months of fiscal 2010;

•	Income per diluted share increased to $0.75 compared to $0.44 in the first six months of fiscal 2010.
Balance Sheet and Cash Flow
     Merchandise inventories at the end of the second quarter totaled $258.8 million, compared to $224.3 million at the end of second quarter fiscal 2010, representing an increase of $34.5 million. The increase is primarily due to the addition of 59 net new stores opened since July 31, 2010. Inventory per store decreased 1.1% compared to the prior year reflecting the combined effects of inventory management initiatives coupled with inventory increases to support the 11.3% increase in comparable store sales.
     The Company did not utilize its credit facility during the six month period ended July 30, 2011.
Store Expansion
     During the second quarter, the Company opened 21 stores located in Beaverton, OR; Boardman, OH; Bourbonnais, IL; Columbia, MO; Florence, KY; Ft. Lauderdale, FL; Garland, TX; Garner, NC; Gastonia, NC; Greenville, NC; Manchester, NH; Muncy, PA; Nampa, ID; Okemos, MI; Palmdale, CA; Rancho Santa Margarita, CA; Redondo Beach, CA; San Marcos, TX; Sheboygan Falls, WI; Wichita, KS (Eastgate); Wichita, KS (New Market Square) and remodeled 15 stores. The Company opened stores in two new states, Idaho and New Hampshire, in second quarter fiscal 2011. The Company ended the second quarter with 415 stores and square footage of 4,390,087, which represents a 18% increase in square footage compared to the second quarter of fiscal 2010.
Outlook
     For the third quarter of fiscal 2011, the Company currently expects net sales in the range of $400 million to $407 million, compared to actual net sales of $339.2 million in the third quarter of fiscal 2010. This assumes comparable stores sales increase 6% to 8%, compared to a 12.2% increase last year, which would result in a two year comparable store sales increase of 18.2% to 20.2%.
     Income per diluted share for the third quarter of fiscal 2011 is estimated to be in the range of $0.36 to $0.38. This compares to income per diluted share for third quarter fiscal 2010 of $0.23, including $0.02 per diluted share related to the non-recurring compensation charge. Income per diluted share for third quarter fiscal 2010 was $0.25, excluding the non-recurring compensation charge.
For fiscal 2011, the Company continues to plan to:
•	Open approximately 61 new stores expanding square footage by approximately 16%, remodel 17 stores and relocate 1 store;

•	incur capital expenditures of approximately $130 million, compared to $97.1 million in fiscal 2010;

•	reduce inventory by approximately 1% to 3% on an average per store basis by year end 2011;

•	generate free cash flow.
Conference Call Information
     A conference call to discuss first quarter results is scheduled for today, September 8, 2011, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9039 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 15, 2011 and can be accessed by dialing (877) 870-5176 and entering conference ID number 377920.
About Ulta Beauty
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. As of July 30, 2011, the Company operates 415 retail stores across 42 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	July 30,		July 31,
	2011		2010
	(Unaudited)		(Unaudited)
Net sales	$394,567	100.0%	$321,804	100.0%
Cost of sales	260,280	66.0%	217,846	67.7%

Gross profit	134,287	34.0%	103,958	32.3%

Selling, general and administrative expense	90,811	23.0%	79,909	24.8%
Pre-opening expenses	3,816	1.0%	1,793	0.6%

Operating income	39,660	10.1%	22,256	6.9%
Interest expense	147	0.0%	214	0.1%

Income before income taxes	39,513	10.0%	22,042	6.8%
Income tax expense	15,608	4.0%	8,980	2.8%

Net income	$23,905	6.1%	$13,062	4.1%

Net income per common share:
Basic	$0.39		$0.22
Diluted	$0.38		$0.22

Weighted average common shares outstanding:
Basic	61,126		58,727
Diluted	63,241		60,672

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	July 30,		July 31,
	2011		2010
	(Unaudited)		(Unaudited)
Net sales	$780,573	100.0%	$642,000	100.0%
Cost of sales	511,381	65.5%	433,507	67.5%

Gross profit	269,192	34.5%	208,493	32.5%

Selling, general and administrative expense	185,426	23.8%	160,638	25.0%
Pre-opening expenses	5,046	0.6%	2,267	0.4%

Operating income	78,720	10.1%	45,588	7.1%
Interest expense	320	0.0%	332	0.1%

Income before income taxes	78,400	10.0%	45,256	7.0%
Income tax expense	31,199	4.0%	18,533	2.9%

Net income	$47,201	6.0%	$26,723	4.2%

Net income per common share:
Basic	$0.78		$0.46
Diluted	$0.75		$0.44

Weighted average common shares outstanding:
Basic	60,840		58,517
Diluted	63,013		60,505

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(In thousands)

	July 30,	January 29,	July 31,
	2011	2011	2010
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$142,545	$111,185	$15,916
Receivables, net	19,939	22,292	11,418
Merchandise inventories, net	258,752	218,516	224,329
Prepaid expenses and other current assets	34,114	32,790	30,989
Prepaid income taxes	—	10,684	7,280
Deferred income taxes	8,922	8,922	8,060

Total current assets	464,272	404,389	297,992
Property and equipment, net	351,576	326,099	301,333

Total assets	$815,848	$730,488	$599,325

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$81,380	$87,093	$61,316
Accrued liabilities	73,745	76,264	68,833
Accrued income taxes	483	—	—

Total current liabilities	155,608	163,357	130,149

Deferred rent	153,159	134,572	120,313
Deferred income taxes	29,049	30,026	20,952

Total liabilities	337,816	327,955	271,414

Commitments and contingencies

Total stockholders’ equity	478,032	402,533	327,911

Total liabilities and stockholders’ equity	$815,848	$730,488	$599,325

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(In thousands)

	26 Weeks Ended
	July 30,	July 31,
	2011	2010
	(Unaudited)
Operating activities
Net income	$47,201	$26,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,400	31,593
Deferred income taxes	(977)	—
Non-cash stock compensation charges	5,196	4,222
Excess tax benefits from stock-based compensation	(10,049)	(924)
Loss on disposal of property and equipment	402	157
Change in operating assets and liabilities:
Receivables	2,353	2,059
Merchandise inventories	(40,236)	(17,381)
Prepaid expenses and other current assets	(1,324)	(717)
Income taxes	21,216	(17,137)
Accounts payable	(5,713)	4,929
Accrued liabilities	(12,119)	6
Deferred rent	18,587	6,595

Net cash provided by operating activities	60,937	40,125

Investing activities
Purchases of property and equipment	(52,679)	(32,584)

Net cash used in investing activities	(52,679)	(32,584)

Financing activities
Proceeds from issuance of common stock under stock plans	13,053	3,434
Excess tax benefits from stock-based compensation	10,049	924

Net cash provided by financing activities	23,102	4,358

Net increase in cash and cash equivalents	31,360	11,899
Cash and cash equivalents at beginning of period	111,185	4,017

Cash and cash equivalents at end of period	$142,545	$15,916

Exhibit 5
2011 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2011	quarter	quarter	quarter	at end of the quarter

1st Quarter	389	5	0	394
2nd Quarter	394	21	0	415

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for
	feet at beginning of	expanded during the	stores closed	Total gross square
Fiscal 2011	the quarter	quarter	during the quarter	feet at end of the quarter

1st Quarter	4,094,808	58,612	0	4,153,420
2nd Quarter	4,153,420	236,667	0	4,390,087